Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-160399) of Koppers Holdings Inc. and in the Registration Statement on Form S-8 (File No. 333-135449) pertaining to the Koppers Holdings Inc. 2005 Long Term Incentive Plan of our report dated February 27, 2012 (except for the effects of discontinued operations as described in Note 4 and Notes 21, 22 and 23 pertaining to guarantor and non-guarantor financial information, as to which the date is June 27, 2012), with respect to the consolidated financial statements and schedule of Koppers Holdings Inc., included in this Current Report on Form 8-K and our report dated February 27, 2012 with respect to the effectiveness of internal control over financial reporting of Koppers Holdings Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

June 27, 2012